EXHIBIT 99.1

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On July 1, 2005, Community Banks, Inc., acquired PennRock Financial Services Corp.

The following unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of Community and PennRock may have appeared had the businesses actually been combined as of the date indicated. The unaudited pro forma combined balance sheet at March 31, 2005, assumes the merger was completed on that date. The unaudited pro forma combined income statements for the three months ended March 31, 2005, and for the year ended December 31, 2004, give effect to the merger as if the merger had been completed on January 1, 2004. The unaudited pro forma combined financial information shows the impact of the merger on Community’s and PennRock’s combined financial position and results of operations under the purchase method of accounting with Community treated as the acquiror. Under this method of accounting, Community is required to record the assets and liabilities of PennRock at their estimated fair values as of the date the merger is completed.

The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both Community and PennRock. The historical financial statements of Community Banks, Inc., as of and for the year ended December 31, 2004, including the notes thereto, are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2005, and in our Quarterly Report for the quarter ended March 31, 2005, on Form 10-Q filed on May 10, 2005. The December 31, 2004, financial statements of PennRock Financial Services Corp. are included in that company’s Annual Report on Form 10-K filed with the Securities and Exchange Commissions on March 16, 2005, and on Form 10-K/A filed on April 13, 2005, and in the company’s Quarterly Report for the quarter ended March 31, 2005, on Form 10-Q filed on May 10, 2005.

The estimated purchase consideration and preliminary purchase price allocation in Note 1 and the preliminary pro forma adjustments in Note 2 are based on preliminary estimates and currently available information. Final purchase accounting adjustments may differ from the pro forma adjustments presented.

The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. Furthermore, the information does not include the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to unaudited pro forma combined financial information, the allocation of the purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be reported in the first quarterly report on Form 10-Q reflecting completion of the merger based upon changes in the balance sheet including fair value estimates.

Unaudited Pro Forma Combined Balance Sheets As of March 31, 2005
(in thousands)

	Community	PennRock	Pro Forma Adjustments		Pro Forma Combined

Assets
Cash and due from banks	38,030	25,372	---		63,402
Short-term investments	56,669	5,807	---		62,476
Cash and cash equivalents	94,699	31,179	---		125,878
Interest-bearing deposits in other banks	611	---	---		611
Investment securities, available for sale	590,545	268,800	---		859,345
Loans held for sale	2,410	2,862	---		5,272
Loans	1,245,904	826,683	(3,371	) (2)(3)	2,069,216
Less allowance for loan losses	(14,754)	(9,008)	3,371	(3)	(20,391)
Net loans	1,231,150	817,675	---		2,048,825
Premises and equipment, net	25,552	17,104	2,000	(4)	44,656
Goodwill and identifiable intangible assets	5,008	11,113	237,703	(1)	253,824
Accrued interest receivable and other assets	62,678	58,206	(1,428	) (5)	119,456

Total Assets	2,012,653	1,206,939	238,275		3,457,867

Liabilities
Deposits
Non-interest bearing	192,410	154,965	---		347,375
Interest bearing	1,155,840	691,194	2,100	(6)	1,849,134
Total deposits	1,348,250	846,159	2,100		2,196,509
Short-term borrowings	38,217	114,206	---		152,423
Long-term debt	427,942	127,000	1,500	(7)	556,442
Subordinated debt	30,928	---	---		30,928
Accrued interest payable and other liabilities	15,558	14,014	13,818	(8)	43,390
Total liabilities	1,860,895	1,101,379	17,418		2,979,692

Stockholders’ Equity
Preferred stock	---	---	---		---
Common stock	62,103	19,296	53,906	(9)	116,009
			(19,296	) (10)
Surplus	73,374	54,867	272,511	(9)	345,885
			(54,867	) (10)
Retained earnings	21,229	35,403	(35,403	) (10)	21,229
Accumulated other comprehensive income (loss), net of tax	(2,350)	(3,549)	3,549	(10)	(2,350)
Treasury stock	(2,598)	(457)	457	(10)	(2,598)
Total stockholders’ equity	151,758	105,560	220,857		478,175

Total liabilities and stockholders’ equity	2,012,653	1,206,939	238,275		3,457,867

Unaudited Pro Forma Combined Income Statement for the Three Months Ended March 31, 2005
(in thousands, except per share data)

	Community	PennRock	Pro Forma Adjustments		Pro Forma Combined
INTEREST INCOME:
Loans, including fees	19,058	12,422	---		31,480
Investment securities:
Taxable	4,249	2,106	77	(11)	6,432
Tax exempt	2,184	112	---		2,296
Dividends	541	583	---		1,124
Other	151	63	---		214
Total interest income	26,183	15,286	77		41,546

INTEREST EXPENSE:
Deposits	6,060	3,480	(99)	(6)	9,441
Short-term borrowings	157	919	---		1,076
Long-term debt	4,817	1,328	(369)	(7)	5,776
Subordinated debt	459	---	----		459
Total interest expense	11,493	5,727	(468)		16,752
Net interest income	14,690	9,559	545		24,794
Provision for loan losses	550	---	---		550
Net interest income after provision for loan losses	14,140	9,559	545		24,244

NON-INTEREST INCOME:
Investment management and trust services	414	1,058	---		1,472
Service charges on deposit accounts	1,793	799	---		2,592
Other service charges, commissions and fees	1,010	106	---		1,116
Investment security gains	51	240	---		291
Insurance premium income and commissions	902	83	---		985
Mortgage banking activities	515	118	---		633
Earnings on investment in life insurance	399	226	---		625
Other	126	334	---		460
Total non-interest income	5,210	2,964	---		8,174

NON-INTEREST EXPENSES:
Salaries and employee benefits	7,293	4,953	---		12,246
Net occupancy	2,148	591	33	(4)	2,772
Marketing expense	445	212	---		657
Telecommunications expense	304	93	---		397
Other	2,469	2,031	453	(1)	4,953
Total non-interest expenses	12,659	7,880	486		21,025
Income before income taxes	6,691	4,643	59		11,393
Income taxes	1,204	958	21		2,183

Net income	5,487	3,685	38		9,210

Earnings per share:
Basic	$.45	$.48			$.40
Diluted	$.44	$.47			$.39

Average shares outstanding	12,292	7,694	3,078		23,064
Average diluted shares outstanding	12,564	7,779	3,112		23,455

Unaudited Pro Forma Combined Income Statement for the Year Ended December 31, 2004
(in thousands, except per share data)

	Community	PennRock	Pro Forma Adjustments		Pro Forma Combined
INTEREST INCOME:
Loans, including fees	69,732	44,038	---		113,770
Investment securities:
Taxable	18,999	6,977	307	(11)	26,283
Tax exempt	8,847	581	---		9,428
Dividends	2,084	3,568	---		5,652
Other	137	176	---		313
Total interest income	99,799	55,340	307		155,446

INTEREST EXPENSE:
Deposits	22,523	12,097	(395)	(6)	34,225
Short-term borrowings	739	1,636	---		2,375
Long-term debt	18,382	4,918	(1,477)	(7)	21,823
Subordinated debt	1,598	---	----		1,598
Total interest expense	43,242	18,651	(1,872)		60,021
Net interest income	56,557	36,689	2,179		95,425
Provision for loan losses	3,100	565	---		3,665
Net interest income after provision for loan losses	53,457	36,124	2,179		91,760

NON-INTEREST INCOME:
Investment management and trust services	1,510	4,695	---		6,205
Service charges on deposit accounts	7,120	3,403	---		10,523
Other service charges, commissions and fees	3,357	400	---		3,757
Investment security gains	2,470	855	---		3,325
Impairment charges on available for sale equity securities	---	(1,221)	---		(1,221)
Insurance premium income and commissions	3,260	551	---		3,811
Mortgage banking activities	2,665	753	---		3,418
Earnings on investment in life insurance	1,593	985	---		2,578
Other	1,238	1,814	---		3,052
Total non-interest income	23,213	12,235	---		35,448

NON-INTEREST EXPENSES:
Salaries and employee benefits	28,337	20,297	---		48,634
Net occupancy	7,980	3,382	133	(4)	11,495
Marketing expense	2,325	1,083	---		3,408
Telecommunications expense	1,285	366	---		1,651
Other	10,066	6,488	1,811	(1)	18,365
Total non-interest expenses	49,993	31,616	1,944		83,553
Income before income taxes	26,677	16,743	235		43,655
Income taxes	4,879	4,062	82		9,023

Net income	21,798	12,681	153		34,632

Earnings per share:
Basic	1.78	1.66			1.51
Diluted	1.73	1.63			1.48

Average shares outstanding	12,231	7,651	3,060		22,942
Average diluted shares outstanding	12,575	7,757	3,103		23,435

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma combined financial information relating to the merger is presented as of March 31, 2005, and for the three months ended March 31, 2005, and the year ended December 31, 2004. Community is in the process of analyzing and reviewing its accounting and financial reporting policies and procedures and, as a result of this review, may reflect changes in future presentations of combined results in order to conform to the accounting policies that will be determined to be most appropriate for the combined company. However, in the presentation provided herein, no significant reclassifications were required.

The pro forma adjustments consist entirely of the expected purchase price adjustments necessary to combine Community and PennRock, including the conversion of PennRock common stock into shares of Community common stock using an exchange ratio of 1.40 applied to 7,700,820 shares of PennRock common stock issued and outstanding at March 31, 2005, multiplied by the average share price of $29.85 per share of Community common stock. The share price was computed using the average closing price of Community common stock for the period commencing two trading days prior to and ending two trading days after the merger was announced on November 16, 2004. Included in the purchase price is the estimated fair value of $4.6 million as of March 31, 2005, representing vested stock options of PennRock employees that will be converted as of the consummation of the merger into options to acquire up to 226,000 shares of Community common stock as a result of consummation of the merger.

Consideration has been given to providing an estimate of the anticipated transaction costs that have been and will continue to be incurred in connection with the merger. Such costs are expected to approximate $13.8 million on a pre-tax basis and have been reflected in the pro forma adjustments to the unaudited pro forma combined balance sheet. Under current accounting rules, certain other costs will not be accruable as of the closing of the merger and will be recognized in periods both before and after the date of the merger. The detailed plans for all of the restructuring initiatives have not been fully formulated and, as such, no consideration was given to recognition of these expenses in the unaudited pro forma combined balance sheet or in the unaudited pro forma combined income statement.

The total estimated purchase price for the purpose of this pro forma financial information is $340.2 million.

The merger will be accounted for using the purchase method of accounting for business combinations which requires that the assets and liabilities of PennRock be adjusted to fair value as of the date of the acquisition.

The unaudited pro forma combined financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of PennRock at their respective fair values and represents management’s best estimates based upon the information available at this time. These pro forma adjustments are expected to be revised as additional information becomes available and additional detailed analysis is performed. Furthermore, the final allocation of the purchase price will be determined after completion of a final analysis to determine the fair values of PennRock’s tangible and identifiable intangible assets and liabilities as of the closing date of the transaction. The final purchase accounting adjustments may be materially different from the pro forma adjustments presented herein. Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles and debt will result in adjustments to both the balance sheet and income statement. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations or the combined financial position that will be reported in the first quarterly report on Form 10-Q reflecting consummation of the merger, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

The merger is expected to result in annual pre-tax expense savings of approximately $8 million which are to be fully phased-in by the end of 2006. These expected expense savings have not been included in the pro forma combined amounts.

Note 2—Pro Forma Adjustments

The unaudited pro forma combined financial information reflects the issuance of 10,781,148 shares of Community common stock with an aggregate value of $321.8 million and the conversion of approximately 226,000 PennRock vested employee stock options with a fair value of $4.6 million at March 31, 2005, assuming the exchange ratio of 1.40 shares of Community common stock or options for each outstanding common share or options of PennRock. The fair value of Community options that will be issued in exchange for the PennRock options was estimated using a Black-Scholes option pricing model. Option pricing models require the use of highly subjective assumptions including expected stock price and volatility that, when changed, can materially affect fair value estimates. The more significant assumptions used in the estimation of fair value of Community stock options to be issued in the exchange for the PennRock stock options include a risk-free interest rate of 4.0%, a dividend yield of 2.4%, a weighted average expected life of 7.8 years and volatility of 33%.

Purchase Price: PennRock common stock outstanding (in thousands)	7,700,820
Exchange ratio	1.40
Community common stock to be issued	10,781,148
Average purchase price per Community common share	$29.85
		$321,817
Transaction costs		13,818
Fair value of vested employee stock options		4,600
Total Purchase Price		$340,235
Net Assets Acquired:
PennRock stockholders’ equity	109,109
PennRock goodwill and intangibles	(11,113)
Estimated adjustments to reflect assets acquired at fair value:
Investments	(5,460)
Core deposit intangible	14,000
Bank premises	2,000
Deferred tax assets	483
Estimated adjustments to reflect liabilities acquired at fair value:
Time deposits	(2,100)
FHLB advances	(1,500)
		105,419
Goodwill resulting from merger		$234,816

(1)
Adjustment to record the following: (a) goodwill arising from the excess of purchase price over the fair value of net assets, including identifiable intangible assets—$234.8 million; (b) the recognition of core deposit intangible of $14.0 million, and (c) the reversal of $11.1 million of pre-existing intangibles of PennRock arising from acquisitions that had been completed by PennRock in prior years. The nature, amount, and amortization method of possible intangibles are being analyzed by management. The adjustments related thereto and recorded herein are based on current assumptions and valuations which are subject to change. The core deposit intangible has been amortized on a straight line basis over an eight year period for the purpose of this presentation and will require a more formal analysis prior to the consummation. Material changes are possible when that analysis is completed.

(2)
Management has performed a preliminary review of PennRock’s loan portfolio for the purpose of evaluating the nature and extent of the adjustments necessary to reflect loans at fair market value. It is currently estimated that such adjustments, if necessary, would not be material to the presentation of the unaudited pro forma combined financial statements included herein. Such evaluation is subject to change as additional information becomes available and as additional analyses are performed. Management is in the process of preparing a quantitative analysis that will accommodate the recognition of any required fair market value adjustments at the date of consummation of the merger. Such analysis will be considerate of assumptions regarding interest rates, pricing characteristics, expected cash flows and other factors intrinsic to the computation of the fair value of the loan portfolio at the date of merger.

(3)
Adjustment to reflect the impact of adoption of Statement of Position 03-03, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” This guidance addresses the accounting for the differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans, including those acquired in a business combination, if those differences are attributable, at least in part, to credit quality considerations.

(4)
Estimated adjustment to reflect fixed assets acquired at the date of the merger at fair value. Such adjustments are expected to be almost entirely related to the entries necessary to record acquired real estate at fair value. The related adjustments to depreciation associated therewith were estimated under the assumption of an average remaining depreciable life of 15 years.

(5)
Adjustment to reflect the net deferred tax assets arising from both the recognition of the tax effects of expenses incurred to complete the transaction and the tax effects associated with the adjustments necessary to reflect the acquisition of net assets on a fair value basis. Deferred taxes were recorded using the federal tax rate of 35%.

(6)
Adjustment to reflect the fair values of certain interest-bearing deposit liabilities based on current interest rates for similar instruments. The adjustment will be substantially recognized over the next 3 years, the estimated remaining term of the related deposit liabilities. This adjustment decreases pro forma pre-tax interest expense by $395,000 in the first year following consummation.

(7)
Adjustment to fair value PennRock’s long-term debt which consisted primarily of FHLB advances at various terms and maturities. The related adjustment to pro forma pre-tax interest expense was estimated based upon the maturity date and repricing dates of the related borrowings, most of which will occur by the end of 2007. Such adjustment was estimated at approximately $1.4 million in the first full year after the consummation.

(8)
Adjustment to record the pre-tax estimate of transaction expenses expected to be incurred in connection with the merger. Such expense includes fees related to professional services provided in connection with the merger as well as an estimate of the associated severance and retention incentives to be paid to ensure that critical staffing remains in place until the date of consummation. Additionally, transaction expenses included in this pro forma presentation were prepared under the assumption that certain litigation would be settled by Community in an expedited manner. For the purposes of this presentation, an estimate of settlement costs, which assumed an expedited settlement, has been provided. The ultimate disposition of these matters may differ significantly from the amounts provided herein.

(9)
Adjustment to reflect Community common stock expected to be issued in exchange for issued and outstanding shares of PennRock assuming the exchange ratio of 1.40 Community common shares for each share of PennRock common shares. Includes the fair value of the issuance of Community options to be issued in exchange for existing vested PennRock employee stock options as described in Note 2.

(10)	Adjustment to eliminate PennRock’s historical shareholders’ equity.
(11)
Adjustment to reflect accretion of the fair value adjustment necessary to reflect investments at fair value. Under FASB No. 115, such adjustments are reflected in historical amounts but have been included on a net of tax basis as an adjustment to equity. Such amounts were eliminated in item (10) and therefore will require prospective accretion of the discount to properly record earnings under the purchase method of accounting.